EXHIBIT 4
HEMISPHERE MEDIA GROUP, INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT
THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), is made, effective as of _______________ (hereinafter the “Date of Grant”), between Hemisphere Media Group, Inc. (the “Company”), and ___________ (the “Participant”).
R E C I T A L S:
WHEREAS, the Company has adopted the Hemisphere Media Group, Inc. Amended and Restated 2013 Equity Incentive Plan (the “Plan”), pursuant to which awards of Restricted Stock may be granted; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to the Participant an award of Restricted Stock as provided herein and subject to the terms set forth herein.
NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.            Grant of Restricted Stock.  The Company hereby grants on the Date of Grant to the Participant a total of ______ shares of Restricted Stock (the “Restricted Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.  The Restricted Shares shall vest in accordance with Section 3.
2.            Incorporation by Reference, Etc.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  In the event of a conflict between the Plan and this Agreement, the terms and conditions of this Agreement shall govern.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.
3.            Terms and Conditions.
(a)            Vesting and Forfeiture.  The Restricted Shares subject hereto shall be one hundred percent (100%) unvested as of the Date of Grant.  Except as otherwise provided in the Plan and this Agreement, subject to the Participant’s continued employment with the Company, the Restricted Shares shall vest and become non-forfeitable in equal installments on each of the first _______ anniversaries of the Date of Grant.  Notwithstanding the foregoing, if Participant's employment with the Company is terminated by the Company without Cause (as such term is defined in the Employment Agreement), due to death or Disability (as such term is defined in the Employment Agreement), upon the Expiration Date (as such term is defined in the Employment Agreement), or if Executive terminates his employment for Good Reason (as such term is defined in the Employment Agreement), then 100% of the Restricted Shares shall vest and become non-forfeitable.  For purposes of this Agreement, “Employment Agreement” means that certain Employment Agreement between the Participant and the Company, dated as of ___________.
(b)            Transfer Restrictions; Holding Requirement.  Prior to the Restricted Shares vesting in accordance with Section 3(a) hereof, unvested Restricted Shares granted hereunder may not be sold, pledged, loaned, gifted or otherwise transferred (other than by will or the laws of descent and distribution) and may not be subject to lien, garnishment, attachment or other legal process.  In addition, the Participant agrees to comply with any written holding requirement policy adopted by the Company for employees.
(c)            Issuance.  The Restricted Shares shall be issued by the Company and shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof in book-entry form, subject to the Company’s directions at all times prior to the date the Restricted Shares vest.  As a condition to the receipt of the Restricted Shares, the Participant shall at the request of the Company deliver to the Company one or more stock powers, duly endorsed in blank, relating to the Restricted Shares.  The Committee may cause a legend or legends to be put on any stock certificate relating to the Restricted Shares to make appropriate reference to such restrictions as the Committee may deem advisable under the Plan or as may be required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange that lists the Restricted Shares, and any applicable federal or state laws.
(d)            Effect of Termination of Employment.  Except as otherwise provided herein (or in an employment, consulting or other written agreement between the Participant and the Company or any of its Affiliates), if the Participant’s employment with the Company terminates for any reason prior to the Restricted Shares vesting in accordance with Section 3(a) hereof, any unvested Restricted Shares shall be forfeited without consideration to the Participant on the date of termination of employment.
(e)            Rights as a Stockholder; Dividends.  The Participant shall be the record owner of the Restricted Shares unless and until such shares are forfeited pursuant to Section 3(d) hereof or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights, if any, with respect to the Restricted Shares; provided, that any cash or in-kind dividends paid with respect to unvested Restricted Shares shall be withheld by the Company and shall be paid to the Participant, without interest, only when, and if, such Restricted Shares shall become vested.

(f)            Taxes and Withholding.  The Participant shall be responsible for all income taxes payable in respect of the Restricted Shares.  Upon the vesting of the Restricted Shares, the Participant shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold any cash, shares of Common Stock, other securities or other property deliverable under the Restricted Shares or from any compensation or other amounts owing to the Participant, the amount (in cash, Restricted Shares, other securities or other property) of any required withholding taxes in respect of the Restricted Shares, and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes, if applicable.  In addition, unless required pursuant to the terms of an employment, consulting or other written agreement between the Participant and the Company or any of its Affiliates, the Committee may permit the Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest and which would not result in adverse accounting to the Company) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of Restricted Shares otherwise issuable or deliverable pursuant to the vesting of the Restricted Shares  a number of shares with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability).  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such withholding taxes from any payment of any kind otherwise due to Participant.
4.            Miscellaneous.
(a)            Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:
if to the Company:	Hemisphere Media Group, Inc. 4000 Ponce de Leon Blvd., Suite 650 Coral Gables, FL 33146 Attention: Legal Department
if to the Participant:	at the Participant’s last known address on file with the Company.
All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.
(b)            Clawback/Forfeiture.  If the Participant receives any amount in excess of what the Participant should have received with respect to the Restricted Shares by reason of a financial restatement, mistake in calculations or other administrative error, in each case, as determined by the Company’s auditors, then the Participant shall be required to repay any such excess amount to the Company upon 30 days prior written demand by the Committee.

To the extent required by applicable law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), the Restricted Shares shall be subject to any required clawback, forfeiture or similar requirement.
(c)            Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(d)            No Rights to Service.  Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.
(e)            Bound by Plan.  By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
(f)            Beneficiary.  The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.  If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.
(g)            Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
(h)            Section 409A.  It is intended that the Restricted Shares be exempt from or comply with Section 409A of the Code and this Agreement shall be interpreted consistent therewith.  This Agreement is subject to Section 14(t) of the Plan.
(i)            Electronic Delivery.  By executing this Agreement, the Participant hereby consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules.  This consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant.
(j)            Securities Laws.  The Participant agrees that the obligation of the Company to issue Restricted Shares shall also be subject, as conditions precedent, to compliance with applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities or corporation laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company’s securities shall be listed.

(k)            Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.
(l)            Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.
(m)            Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(n)            Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Participant as of the day first written above.

HEMISPHERE MEDIA GROUP, INC.

By:
Name:
Title:

[PARTICIPANT]